Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated March 1, 2018 with respect to the financial statements of FS Multi-Strategy Alternatives Fund for the period ended December 31, 2017 in Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-214851) of FS Series Trust.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 27, 2018